Exhibit 99.1

Contact:	Charles L. Dunlap, CEO
Gregory J. Pound, COO
Frederick W. Boutin, CFO
303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES FINANCIAL RESULTS

FOR THE QUARTER ENDED MARCH 31, 2013

May 7, 2013	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced its financial results for the three months ended March 31, 2013.

FINANCIAL RESULTS

An overview of the financial performance for the three months ended March 31, 2013, as compared to the three months ended March 31, 2012, includes:

•                  Distributable cash flow generated during the three months ended March 31, 2013 was $17.8 million compared to $16.0 million for the three months ended March 31, 2012. The $17.8 million of distributable cash flow is an all-time quarterly high for TransMontaigne Partners L.P.

•                  Operating income for the quarter ended March 31, 2013 was $12.5 million compared to $10.9 million for the quarter ended March 31, 2012, principally due to the following:

•                  Revenue was $41.6 million compared to $38.8 million due to increases in revenue at the Gulf Coast, Midwest, Brownsville and Southeast terminals of approximately $0.1 million, $0.8 million, $1.6 million and $0.4 million, respectively, offset by a decrease in revenue at the River terminals of approximately $0.2 million.

•                  Direct operating costs and expenses were $16.7 million compared to $14.0 million due to increases in direct operating costs and expenses at the Gulf Coast, Midwest, Brownsville and Southeast terminals of approximately $0.8 million, $0.3 million, $1.2 million and $1.2 million, respectively, offset by a decrease in direct operating costs and expenses at the River terminals of approximately $0.6 million.

•                  A decrease in direct general and administrative expenses of approximately $2.1 million.

•                  An increase in depreciation and amortization expenses of approximately $0.4 million.

•                  Quarterly net earnings increased to $11.5 million from $10.1 million due principally to the increase in quarterly operating income discussed above.

•                  Net earnings per limited partner unit—basic increased to $0.70 per unit from $0.62 per unit.

•                  The distribution declared per limited partner unit was $0.64 per unit for the three months ended March 31, 2013, as compared to $0.63 per unit for the three months ended March 31, 2012.

1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  • P. O. Box 5660 • Denver, CO 80217-5660

www.transmontaignepartners.com

Our terminaling services agreements are structured as either throughput agreements or storage agreements.  Most of our throughput agreements contain provisions that require our customers to throughput a minimum volume of product at our facilities over a stipulated period of time, which results in a fixed amount of revenue to be recognized by us.  Our storage agreements require our customers to make minimum payments based on the volume of storage capacity made available to the customer under the agreement, which results in a fixed amount of revenue to be recognized by us.  We refer to the fixed amount of revenue recognized pursuant to our terminaling services agreements as being “firm commitments.”  Revenue recognized in excess of firm commitments and revenue recognized based solely on the volume of product distributed or injected are referred to as “variable.”  Our revenue was as follows (in thousands):

	Three months ended March 31,
	2013	2012
Firm Commitments:
Terminaling services fees, net:
External customers	$8,641	$7,805
Affiliates	21,384	20,762
Total firm commitments	30,025	28,567
Variable:
Terminaling services fees, net:
External customers	756	728
Affiliates	(56)	(7)
Total	700	721
Pipeline transportation fees	1,988	1,527
Management fees and reimbursed costs	1,805	1,455
Other	7,080	6,563
Total variable	11,573	10,266
Total revenue	$41,598	$38,833

The amount of revenue recognized as “firm commitments” based on the remaining contractual term of the terminaling services agreements that generated “firm commitments” for the three months ended March 31, 2013 was as follows (in thousands):

At March 31, 2013
Remaining terms on terminaling services agreements that generated “firm commitments”:
Less than 1 year remaining	$4,678
1 year or more, but less than 3 years remaining	20,048
3 years or more, but less than 5 years remaining	3,184
5 years or more remaining	2,115
Total firm commitments for the three months ended March 31, 2013	$30,025

RECENT DEVELOPMENTS

On December 20, 2012, we acquired a 42.5% interest in Battleground Oil Specialty Terminal Company LLC, or BOSTCO, from Kinder Morgan Energy Partners, L.P., or Kinder Morgan, for approximately $79 million.  BOSTCO is a new black oil terminal under construction on the Houston Ship Channel designed for the handling of residual fuel, feedstocks, distillates and other black oils.  The initial phase of the BOSTCO project involves construction of 50 storage tanks with approximately 6.1 million barrels of storage capacity at an estimated cost of $425 million.  The BOSTCO facility’s docks will benefit from one of the deepest vessel drafts and nearest access points in the Houston Ship Channel and will be well positioned to capitalize on increasing exports of petroleum related products. The BOSTCO facility is scheduled to begin commercial operation in the fourth quarter of 2013.  Completion of the full 6.1 million barrels of storage capacity and related infrastructure is scheduled for the first half of 2014.  Our investment in BOSTCO was approved by Morgan Stanley, who indirectly controls our general partner. Morgan Stanley’s approval was based on the specific facts and circumstances of the BOSTCO project and the structure of our investment, and is not indicative of whether Morgan Stanley will approve any other acquisition or investment that we may propose in the future.

On April 16, 2013, we announced a distribution of $0.64 per unit for the period from January 1, 2013 through March 31, 2013, payable on May 7, 2013 to unitholders of record on April 30, 2013.

LIQUIDITY AND CAPITAL RESOURCES

TransMontaigne Partners also released the following statements regarding its current liquidity and capital resources:

•                  On December 20, 2012, in connection with our purchase of a 42.5% interest in BOSTCO, we amended our credit facility to increase our maximum borrowing line of credit from $250 million to $350 million. The amendment also provided us with the ability to make up to $225 million of investments in BOSTCO and to make an additional $75 million of “other permitted joint venture investments”, which may also include additional investments in BOSTCO. The credit facility became effective March 9, 2011 and expires on March 9, 2016.  At March 31, 2013, our outstanding borrowings were $246 million.

•                  We have funded our investments in the BOSTCO construction project utilizing additional borrowings under our credit facility.  Upon completion of the initial phase of the project, we expect our share of the total payments for the project to be approximately $183 million.  At March 31, 2013, our investment in the BOSTCO project was approximately $136 million.

•                  Management and the board of directors of our general partner have approved additional investments in BOSTCO and expansion capital projects at our existing terminals that currently are, or will be, under construction with estimated completion dates that extend through the first quarter of 2014. At March 31, 2013, the remaining expenditures to complete the approved additional investments and expansion capital projects are estimated to be approximately $50 million. We expect to fund our future investments and expansion capital expenditures with additional borrowings under our credit facility.

•                  Our primary liquidity needs are to fund our working capital requirements, distributions to unitholders, approved investments, approved capital projects and approved future expansion, development and acquisition opportunities. We expect to initially fund our approved investments, approved capital projects and our approved future expansion, development and acquisition opportunities with additional borrowings under our credit facility. After initially funding these expenditures with borrowings under our credit facility, we may raise funds through additional equity offerings and debt financings. The proceeds of such equity offerings and debt financings may then be used to reduce our outstanding borrowings under our credit facility.

Attachment A contains additional selected financial information and results of operations and Attachment B contains a computation of our distributable cash flow.

CONFERENCE CALL

TransMontaigne Partners L.P. previously announced that it has scheduled a conference call for Tuesday, May 7, 2013 at 11:00 a.m. (ET) regarding the above information. Analysts, investors and other interested parties are invited to listen to management’s presentation of the Company’s results and supplemental financial information by accessing the call as follows:

(800) 230-1093

Ask for:

TransMontaigne Partners

A playback of the conference call will be available from 1:00 p.m. (ET) on Tuesday, May 7, 2013 until 11:59 p.m. (ET) on Tuesday, May 14, 2013 by calling:

USA:  (800) 475-6701

International:  (320) 365-3844

Access Code:  292199

ATTACHMENT A

SELECTED FINANCIAL INFORMATION AND RESULTS OF OPERATIONS

The following selected financial information is extracted from the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2013, which was filed on May 7, 2013 with the Securities and Exchange Commission (in thousands, except per unit amounts):

	Three Months Ended
	March 31, 2013	March 31, 2012
Income Statement Data
Revenue	$41,598	$38,833
Direct operating costs and expenses	(16,728)	(13,969)
Direct general and administrative expenses	(1,100)	(3,188)
Operating income	12,460	10,948
Net earnings	11,538	10,142
Net earnings allocable to limited partners	10,176	8,947
Net earnings per limited partner unit - basic	$0. 70	$0.62

	March 31, 2013	December 31, 2012
Balance Sheet Data
Property, plant and equipment, net	$424,369	$427,701
Investments in unconsolidated affiliates	161,989	105,164
Goodwill	8,752	8,736
Total assets	626,507	569,801
Long-term debt	246,000	184,000
Partners’ equity	349,867	348,737

Selected results of operations data for each of the quarters in the years ended December 31, 2013 and 2012 are summarized below (in thousands):

	Three months ended				Year ending
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	December 31, 2013
Revenue	$41,598	$—	$—	$—	$41,598
Direct operating costs and expenses	(16,728)	—	—	—	(16,728)
Direct general and administrative expenses	(1,100)	—	—	—	(1,100)
Allocated general and administrative expenses	(2,740)	—	—	—	(2,740)
Allocated insurance expense	(958)	—	—	—	(958)
Reimbursement of bonus awards	(313)	—	—	—	(313)
Depreciation and amortization	(7,339)	—	—	—	(7,339)
Earnings from unconsolidated affiliates	40	—	—	—	40
Operating income	12,460	—	—	—	12,460
Other expenses, net	(922)	—	—	—	(922)
Net earnings	$11,538	$—	$—	$—	$11,538

	Three months ended				Year ending
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	December 31, 2012
Revenue	$38,833	$38,442	$38,874	$40,090	$156,239
Direct operating costs and expenses	(13,969)	(16,184)	(16,170)	(19,641)	(65,964)
Direct general and administrative expenses	(3,188)	785	(1,204)	(1,203)	(4,810)
Allocated general and administrative expenses	(2,695)	(2,695)	(2,695)	(2,695)	(10,780)
Allocated insurance expense	(897)	(898)	(897)	(898)	(3,590)
Reimbursement of bonus awards	(313)	(312)	(313)	(312)	(1,250)
Depreciation and amortization	(6,930)	(6,940)	(7,112)	(7,278)	(28,260)
Earnings (losses) from unconsolidated affiliates	107	328	217	(94)	558
Operating income	10,948	12,526	10,700	7,969	42,143
Other expenses, net	(806)	(872)	(847)	(1,046)	(3,571)
Net earnings	$10,142	$11,654	$9,853	$6,923	$38,572

ATTACHMENT B

DISTRIBUTABLE CASH FLOW

The following summarizes our distributable cash flow for the period indicated (in thousands):

January 1, 2013 through March 31, 2013

Net earnings	$11,538
Depreciation and amortization	7,339
Amounts due under long-term terminaling services agreements, net	294
Project amortization of deferred revenue under GAAP	(1,106)
Project amortization of deferred revenue for DCF	523
Deferred equity-based compensation	89
Distributions paid to holders of restricted phantom units	(16)
Cash paid for purchase of common units	(72)
Earnings from unconsolidated affiliates	(40)
Distributions from unconsolidated affiliates	178
Capitalized maintenance	(893)
“Distributable cash flow”, or DCF, generated during the period	$17,834

Actual distribution for the period on all common units and the general partner interest, including incentive distribution rights	$10,596

Distributable cash flow is not a computation based upon generally accepted accounting principles.  The amounts included in the computation of our distributable cash flow are derived from amounts separately presented in our consolidated financial statements, notes thereto and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations”  in our Quarterly Report on Form 10-Q for the three months ended March 31, 2013, which was filed with the Securities and Exchange Commission on May 7, 2013.   Distributable cash flow should not be considered in isolation or as an alternative to net earnings or operating income, as an indication of our operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity.  Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used to compare partnership performance.   We believe that this measure provides investors an enhanced perspective of the operating performance of our assets, the cash we are generating and our ability to make distributions to our unitholders and our general partner.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations primarily in the United States along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on March 12, 2013.

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